UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 1

                                  Benihana Inc.
                                  -------------
                                (Name of Issuer)

                      Class A Common Stock, $0.10 par value
                      -------------------------------------
                         (Title of Class of Securities)

                                    082047200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
CUSIP No.  082047200                  13G             Page  2  of  7  Pages
           ---------                                       ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Springhouse Capital, LP
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       502,504
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   502,504
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       502,504
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP No.  082047200                  13G             Page  3  of  7  Pages
           ---------                                       ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Springhouse Capital LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       502,504
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   502,504
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       502,504
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP No.  082047200                  13G             Page  4  of  7  Pages
           ---------                                       ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Brian Gaines
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       502,504
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   502,504
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       502,504
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Class A Common Stock, par value $0.10 per share, of Benihana Inc., a Delaware corporation, to amend the Schedule 13G filed on October 1, 2003 (the "Schedule 13G"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Schedule 13G.

Item 2(b):             Address of Principal Business Office or, if None,
---------              -------------------------------------------------
                       Residence:
                       ---------

     Item 2(b) of the Schedule 13G is hereby amended by its deletion in the entirety and its replacement with the following:

     The address of the principal business office of each of the Reporting Persons is 520 Madison Avenue, 35th Floor, New York, NY 10022.

Item 4:                Ownership:
------                 ---------

     Item 4 of the Schedule 13G is hereby amended by its deletion in the entirety and its replacement with the following:

     The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total 5,685,959 shares of Class A Common Stock issued and outstanding as of November 17, 2003, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 12, 2003.

     A. The Partnership.
        ---------------
          The Partnership may be deemed to share beneficial ownership over its holdings with the General Partner and Mr. Gaines. The Partnership's holdings are as follows:
          (a)  Amount beneficially owned: 502,504
          (b)  Percent of class: 8.8%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 502,504
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition: 502,504

     B. The General Partner.
        -------------------
          The General Partner may be deemed to share beneficial ownership over its holdings with Mr. Gaines and the Partnership. The General Partner's holdings are as follows:
          (a)  Amount beneficially owned: 502,504
          (b)  Percent of class: 8.8%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 502,504
               (iii)  Sole power to dispose or direct the disposition: 0

               (iv)   Shared power to dispose or direct the disposition: 502,504

     C. Mr. Gaines.
        ----------
          Mr. Gaines may be deemed to share beneficial ownership over his holdings with the General Partner and the Partnership. Mr. Gaines's holdings are as follows:
          (a)  Amount beneficially owned: 502,504
          (b)  Percent of class: 8.8%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 502,504
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition: 502,504

Item 10:               Certification:
-------                -------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 2004

                                    SPRINGHOUSE CAPITAL, LP

                                    By:  SPRINGHOUSE CAPITAL LLC,
                                         its General Partner

                                    By:  /s/ Brian Gaines
                                         ----------------------------
                                         Name:   Brian Gaines
                                         Title:  Managing Member



                                    SPRINGHOUSE CAPITAL LLC


                                    By:  /s/ Brian Gaines
                                         ----------------------------
                                         Name:   Brian Gaines
                                         Title:  Managing Member



                                    /s/ Brian Gaines
                                    ---------------------------------
                                         Brian Gaines





               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                         WITH RESPECT TO BENIHANA INC.]